Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement No. 333-140205 on Form S-8 of our report dated April 2, 2007, relating to (i) the consolidated financial statements of EV Energy Partners, L.P. and (ii) the combined financial statements of the Combined Predecessor Entities, appearing in this Annual Report on Form 10-K of EV Energy Partners, L.P., for the year ended December 31, 2006.

Houston, Texas
April 2, 2007